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                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective as of the 1st day of October, 1997, between INTERVISUAL BOOKS, INC., a California corporation (the "Company"), and WALDO H. HUNT (the "Executive").

                                R E C I T A L S:

           A. Executive has agreed to continue to be employed by the Company as its Chairman of the Board and Chief Executive Officer.

           B. The Board of Directors of the Company (the "Board") believes that the continued employment of Executive by the Company will contribute to the growth and success of the Company. The Board desires to provide for the employment of Executive and to make Executive's employment arrangements in the best interest of the Company and its shareholders so as to encourage Executive's attention and dedication to the Company. Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

                                  A G R E E M E N T:

           NOW, THEREFORE, in consideration of the promises and covenants set forth below, the parties hereto agree as follows:

           1. Employment.

              The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, on the terms and conditions set forth herein.

           2. Term.

              The employment of Executive by the Company as provided in this Agreement will commence on October 1, 1997, and shall end on September 30, 2000, unless further extended or sooner terminated as hereinafter provided. On September 30, 1998 and on September 30 of each year thereafter (each an "Extension Date"), the term of Executive's employment hereunder shall automatically be extended for one additional year unless, prior to such Extension Date, either party delivers written notice to the other party that the term of Executive's employment hereunder will not be extended or that Executive's employment is otherwise terminated pursuant to the terms of this Agreement.

           3. Position and Duties.

              Executive shall serve as Chairman of the Board and, if he so chooses as Chief Executive Officer of the Company. Before resigning as Chief Executive Officer, Executive shall give the Company at least thirty (30) days prior notice. Executive's resignation as Chief Executive Officer shall not result in the reduction in his salary.

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           4. Compensation and Related Matters.

              (a) Salary. For the period of October 1, 1997 through March 31, 1999, the Company shall pay to the Executive a salary of $250,000 per annum in semi-monthly installments in accordance with the Company's regular payroll policies. Prior to April 1, 1999 and each April 1st thereafter during the term of Executive's employment hereunder, the Company's Board of Directors shall evaluate Executive's then current salary rate, and the Board of Directors by the adoption of a formal resolution may adjust Executive's annual salary either upward or downward as the Board determines in good faith. Any such adjustment shall be made by the Board only after prior consultation with Executive. In the event the Board of Directors fails to take formal action to adjust Executive's annual salary prior to an applicable April 1, Executive's then current salary shall continue in effect until the next April 1, subject to cost of living increases as provided in the next paragraph.

                  Executive's salary shall be adjusted annually to reflect any percentage increase (but not decrease) in the Consumer Price Index in effect on each December 31 during the term hereof over the Consumer Price Index in effect on the immediately preceding December 31. The Consumer Price Index referred to herein shall be the "Los Angeles-Long Beach-Anaheim, California" area 1967-100, Consumer Price Index published by the U.S. Bureau of Labor Statistics. Compensation of Executive by salary payments shall not be deemed exclusive and shall not prevent Executive from participating in any other compensation or benefit plan of the Company. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay Executive's salary hereunder.

              (b) Expenses. During the term of Executive's employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses when away from home on business at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures from time to time established by the Company.

              (c) Other Benefits. During the term of Executive's employment hereunder, Executive shall be entitled to participate in the Company's 401(k) plan, or such other plans established by the Company, and any general health disability insurance plans from time to time generally applicable to executives of the Company to the extent generally permitted by the terms of such plans.

              (d) Vacations. Executive shall be entitled to five (5) weeks (twenty-five (25) business days) vacation during any calendar year during the term hereof, subject to proration for employment for less than the entire calendar year. Executive shall also be entitled to accrue no more than twelve
(12) weeks (sixty (60) business days) of unused vacation days. Any unused vacation days in excess of twelve (12) weeks (sixty (60) business days) shall be deemed to be forfeited.

              (e) Services Furnished. The Company shall furnish Executive with office space, stenographic assistance and such other facilities and services as shall be


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reasonably suitable to Executive's position and reasonably adequate for the performance of Executive's duties as set forth in Section 3 hereof.

              (f) Annual Insurance Payment. In lieu of paying any life insurance premiums for Executive during the term of Executive's employment and thereafter during Executive's life, the Company shall pay to Executive an annual additional payment of $60,000 which shall be paid to Executive on or before April 1 of each year for so long as Executive shall remain alive (such payment shall be referred to herein as the "Annual Insurance Payment"). This obligation shall continue as long as Executive remains alive irrespective of the earlier termination of Executive's employment or this Agreement.

              (g) Automobile Allowance. During Executive's employment hereunder, the Company shall:

                          (i) pay to Executive an automobile allowance of $850 per month, which automobile may be used by Executive for both personal and business purposes;

                          (ii) reimburse Executive, at standard rates and in accordance with the Company's policies, for repair and maintenance expenses regarding such automobile incurred by Executive in performance of his responsibilities hereunder, provided that Executive furnishes the Company adequate records for the substantiation of such repairs as proper business expenses of the Company; and

                          (iii) procure and maintain insurance coverage on such automobile, provided the Company shall not pay any excess or increased costs resulting from Executive's driving record.

Executive shall conform to the Company's policies regarding the use of such automobile.

              (h) Disability Insurance. During the term of Executive's employment hereunder, the Company shall pay the premiums, in amount not to exceed $10,000 per year, for a long-term disability insurance providing benefits to Executive in an amount equal to Executive's Annual Base Salary. In the event the Company is not able to find a policy providing such coverage for Executive for $10,000 or less per year, Company shall then pay $10,000 annually to Employee on the last day of each year.

              (i) Options. In consideration for Executive's entering into this Agreement, the Company agrees to grant Executive stock options (consisting of both incentive and nonstatutory options) to purchase 150,000 shares of the Company's common stock. Such options shall vest in three equal annual installments commencing one year from the grant date. Incentive stock options granted to Executive shall have an exercise price of 110% of the fair market value of the underlying common stock on the grant date and shall have a term of five years while nonstatutory stock options shall have an exercise price equal to the fair market value of the underlying common stock on the grant date and shall have a term of ten years.



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        5.  Offices.

                  During Executive's employment hereunder, Executive agrees to serve without additional compensation as a director of the Company and, if elected or appointed thereto, as a director of its subsidiaries (if any) and in one or more executive offices of any of the Company's subsidiaries.

        6. Confidential Information.

           Executive acknowledges that by virtue of his employment with the Company, he has knowledge of certain information which is confidential and proprietary to the Company ("Proprietary Information"). Such information includes, but is not limited to, (i) financial, legal, corporate, manufacturing, marketing, competitive and other information available only to top management, directors and officers of the Company; (ii) any and all other information related to the Company of which Executive may become aware but which is not generally known to outsiders; and (iii) other trade secrets which the Company owns.

           Executive shall not disclose any Proprietary Information directly or indirectly, either during or after his employment with the Company, without the prior written consent of the Board of Directors of the Company. All such Proprietary Information, including without limitation, all files, records, documents, specifications, equipment, customer lists and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, shall remain the sole and exclusive property of the Company.

           The parties hereto acknowledge that the extensive "pop up" book collection, both antique and contemporary, which constitutes part of The Hunt Museum is the sole property of Executive and the Company has no rights of ownership to the books which constitute a part of the collection of the Hunt Museum.

        7. Termination and Benefits Upon Termination.

           Executive's employment hereunder may be terminated without any breach of this Agreement, under the following circumstances:

          (a) Death.

              (1) Executive's employment hereunder shall terminate automatically upon Executive's death.

              (2) If Executive's employment is terminated because of Executive's death pursuant to this Section 7(a), then the Company shall have no further obligation or liability to Executive except the Company shall pay to Executive's spouse, or if Executive leaves no spouse, to Executive's estate, (i) the portion of Executive's salary which has been earned up to the Date of Termination in accordance with this Agreement, (ii) compensation for any accrued and unused vacation up to the Date of Termination in accordance with this Agreement, and
(iii) reimbursement for business expenses properly incurred up to the Date of Termination (collectively the "Minimum Payments"). In addition to the Minimum Payments, Executive's spouse, or if Executive leaves no spouse, to Executive's estate, shall be entitled to receive a death benefit equal


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to eighteen (18) months of Executive's salary in effect upon termination. Such death benefit shall be paid in equal monthly installments commencing on the last day of the month immediately following the month during which Executive died and continuing for eighteen (18) months.

           (b) Disability.

               (1) If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for an entire period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given by the Company to Executive (which may occur before or after the end of such six (6) month period), Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive's employment hereunder pursuant to this Section 7(b).

            During any period of time during which the Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness and prior to such time as Executive's employment is terminated, Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to this
Section 7(b), provided that the payments so made to Executive during any period of disability or incapacity shall be reduced by the sum of the amounts, if any, paid or payable to Executive at or prior to the time of any such payment of salary under disability benefit plans of the Company and which were not otherwise previously applied to reduce any such payment.

               (2) If Executive's employment is terminated because of Executive's incapacity or disability pursuant to this Section 7(b), then the Company shall have no further obligation or liability to Executive, except that
(i) Executive shall be entitled to receive the Minimum Payments, (ii) the Company shall continue Executive's base salary for a period of the lesser of twelve (12) months or until Executive's death, and (iii) the Company shall continue to pay the Annual Insurance Payment provided in for Section 4(f) of this Agreement so long as Executive shall remain alive. In addition, the Company shall provide (at the Company's expense) continuation coverage for Executive under the Company's group health plan pursuant to COBRA for a period of eighteen
(18) months after Executive's termination and thereafter, the Company shall pay to Executive each month for eighteen (18) additional months an amount equal to the monthly cost to the Company of providing such continuation coverage at the time such coverage ended.

           (c) Cause.

               (1) The Company through action of the Board may terminate Executive's employment hereunder for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon:

                  (i) The willful and continued failure by Executive substantially to perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Board of Directors that specifically identifies the manner in which the Board of Directors believes Executive has not substantially performed his duties; or


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                  (ii)    The willful engaging by Executive in misconduct which
                          is materially injurious to the Company, monetarily or otherwise, including the misuse of any Proprietary Information (as that term is defined in Section 6 hereof).

                          For purposes of this subsection, no act or failure to
act on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (A) reasonable notice to Executive setting forth the reasons for the Company's intention to terminate for Cause, (B) an opportunity for Executive, together with his counsel, to be heard before the Board, and (C) delivery to Executive of a Notice of Termination (as defined in subsection (e) hereof) from the Board finding that in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause within the meaning of this subsection (c) and specifying the particulars thereof in detail.

                              (2) If Executive's employment hereunder is
terminated for Cause pursuant to this Section 7(c), then the Company shall have no further obligation or liability to Executive, except that (i) Executive shall be entitled to receive the Minimum Payments, and (ii) the Company shall continue to pay the Annual Insurance Payment provided for in Section 4(f) so long as Executive shall remain alive.

           (d) Termination by Company Other Than for Death, Disability, or
Cause.

           (1) The Company shall, for any reason, be entitled to terminate Executive's employment hereunder at any time other than on account of Executive's death or disability and without Cause pursuant to this Section 7(d).

           (2) If Executive's employment hereunder is terminated by the Company pursuant to this Section 7(d), the Company shall have no further obligation or liability to Executive, except that (i) Executive shall be entitled to receive the Minimum Payments, (ii) the Company shall continue to pay the Annual Insurance Payment provided for in Section 4(f) so long as Executive shall remain alive, and (iii) the Company shall pay to Executive a severance payment consisting of three (3) years of Executive's then current annual salary in effect on termination. Such severance shall be payable in equal monthly installments over a twenty-four (24) month period after termination. In addition, the Company shall provide (at Company's expense) continuation coverage for Executive under the Company's group health plan pursuant to COBRA for a period of eighteen (18) months after Executive's termination and thereafter, the Company shall pay to Executive each month for eighteen (18) additional months an amount equal to the monthly cost to the Company of providing such continuation coverage at the time such coverage ended.

           (e) Termination by Executive for Good Reason.

                          (1)    Executive may terminate Executive's employment
hereunder for Good Reason (as defined below) pursuant to this Section 7(e).

           For purposes of this Agreement, "Good Reason" shall mean (A) the failure by the Company to comply with any material provision of this Agreement which has not been cured within forty-five (45) days after notice of such non-compliance has been given


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by Executive to the Company, (B) any purported termination of Executive's employment by the Company, except pursuant to subsections 7(a), 7(b), 7(c) or 7(d) hereof or (C) without Executive's express written consent, the assignment to Executive of any duties which would constitute a material reduction in the importance of Executive's position, authority or responsibilities as contemplated by Section 3 hereof or any other material adverse change in such position, authority and responsibility.

                           (2) If Executive's employment hereunder is terminated
by Executive for Good Reason pursuant to this Section 7(e), then the Company shall have no further obligation or liability to Executive, except (i) the Executive shall be entitled to receive the Minimum Payments, (ii) the Company shall continue to pay the Annual Insurance Payment provided for in Section 4(f) so long as Executive shall remain alive, and (iii) the Company shall pay to Executive a severance payment consisting of three years of Executive's then current annual salary in effect on termination. Such severance shall be payable in equal monthly installments over a twenty-four (24) month period after termination. In addition, the Company shall provide (at the Company's expense) continuation coverage for Executive under the Company's group health plan pursuant to COBRA for a period of eighteen (18) months after Executive's termination and thereafter, the Company shall pay to executive each month for eighteen (18) additional months an amount equal to the Company's monthly cost of providing such continuation coverage at the time such coverage ended.

           (f) Resignation by Executive.

                           (1) Executive shall be entitled to terminate his
Employment for any reason at any time on thirty (30) days prior written notice delivered by Executive to Company pursuant to this Section 7(f).

                           (2) If Executive's employment is terminated by
Executive pursuant to this Section 7(f), the Company shall have no further obligation or liability to Executive, except (i) that Executive shall be entitled to receive the Minimum Payments, (ii) Company shall continue to pay the Annual Insurance Payment provided for in Section 4(f) so long as Executive shall remain alive, and (iii) Company shall continue Executive's base salary for a period of the lesser of twelve (12) months or Executive's death. In addition, the Company shall continue (at the Company's expense) Continuation Coverage for Executive under the Company's group health plan (or other similar plan) for a period of eighteen (18) months after Executive's termination and thereafter, the Company shall pay to Executive each month for six (6) additional months an amount equal to the Company's monthly cost of providing such continuation coverage at the time such coverage ended.

           (g) Notice of Termination. Any termination of Executive's employment by the Company or by Executive (other than termination for death pursuant to subsection 7(a) above) shall be communicated by written a Notice of Termination to the other party hereto. For purposes of this Agreement, "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated and shall set forth the Date of Termination.



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           (h) Date of Termination. "Date of Termination" shall mean (i) if
Executive's employment is terminated by death, the date of death, (ii) if Executive's employment is terminated by disability, the date of the determination of the disability, or (iii) if Executive's employment is terminated for any other reason, thirty (30) days after Notice of Termination is given.

           8. Additional Covenants.

           (a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for in Section 7 by seeking other employment.

           (b) Excess Parachute Payment. Notwithstanding anything in this Agreement to the contrary, if and to the extent (but only to the extent) that any payment made under this Agreement shall constitute an "excess parachute payment" under Section 28OG of the Internal Revenue Code as currently in effect (or, if at the time of any such "excess parachute payment" said Section 28OG shall have been amended to provide more favorable treatment to Executive without materially adversely affecting the Company under said amended Section 28OG), such payment shall be reduced or extended over a longer period of time to the extent necessary to reduce such "excess parachute payment" to zero.

           9. Specific Performance.

              In the event of the breach by Executive of any of the provisions of Section 6 hereof, the Company, in addition and supplementary to all other rights and remedies existing in its favor and notwithstanding the provisions of
Section 10 hereof, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof.

          10. Arbitration.

              The parties hereto acknowledge that it is in their best interests to facilitate the informal resolution of any disputes arising out of this Agreement or otherwise by mutual cooperation and without resorting to litigation. As a result, if any party has a dispute arising hereunder or otherwise, including, but not limited to, any claim for breach of any contract or covenant (express or implied), any dispute regarding Executive's termination of employment from the Company, tort claims, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, handicap or disability), claims for compensation or benefits (except where a benefit plan or pension plan or insurance policy specifies a different claims procedure) and claims for violation of any federal, state or other governmental law, statute, regulation or ordinance (except for claims involving workers' compensation benefits), and the parties are unable to reach agreement among themselves, then a settlement conference must be held within thirty (30) days upon receipt of a notice by the complaining party describing in detail the complaint and setting forth a proposed solution to the complaint. The settlement conference will be held in any Los Angeles, California office of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"). The complaining party must contact JAMS to schedule the conference and the parties must agree on a retired judge from the JAMS panel. If the parties are unable to agree upon such a retired judge, JAMS shall provide a


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list of three available judges and each party may strike one judge. The remaining judge will serve as the mediator at the settlement conference.

                  If the dispute is not settled by the above-described format, the parties agree to submit the dispute to JAMS for binding arbitration. A three-judge panel will be selected to arbitrate the dispute. JAMS will provide the names of five potential arbitrators, giving each party the opportunity to strike one name. The remaining three arbitrators will serve as the arbitration panel. The parties agree that the arbitration must be initiated within the time period of the statute of limitations applicable to the claim(s) if the claim(s) had been filed in Court. Arbitration may be initiated by the aggrieved party by sending written notice of an intent to arbitrate by registered certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedies sought. If and when a demand for arbitration is made by either party, the parties agree to execute a Submission Agreement provided by JAMS, setting forth the rights of the parties if the case is arbitrated and rules and procedures to be followed at the arbitration hearing.

                  Nothing contained in this Section 10 shall prevent the Company from seeking and obtaining equitable relief in a court to enforce any of its rights under Section 6 hereof.

           11. Representation by Counsel.

               Executive acknowledges that he has been represented by legal counsel in connection with this Agreement and has consulted with such legal counsel. The Company shall reimburse Executive for all reasonable attorneys' fees and expenses actually incurred by Executive, but not to exceed $2,500, in connection with the negotiation and preparation of this Agreement.

           12. Successors; Binding Agreement.

           (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

           (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in

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accordance with the terms of this Agreement to Executive's devisee, legatee or other designee, or, if there be no such designee, to Executive's estate.

           13. Notice.

               For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

   If to Executive:         Waldo H. Hunt
                            16130 High Valley Place
                            Encino, California 91436

   If to Company:           Intervisual Books, Inc.
                            2716 Ocean Park Blvd., #2020
                            Santa Monica, California 90405
                            Attention: President

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

           14. Miscellaneous.

               No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and by such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with the documents referenced herein, contains the entire agreement of the parties hereto with respect to the subject matter hereof. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

           15. Validity.

               The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


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           16. Counterparts.

               This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

           17. Survivability.

               The provisions in Sections 4(f), 6, 8, 9 and 10 of this Agreement shall survive any termination of this Agreement.

           18. Attorneys' Fees.

               In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party its costs and expenses (including reasonable attorneys' fees) incurred in arbitrating or otherwise resolving such dispute.

           19. Withholding of Taxes; Tax Reporting.

               The Company may withhold from any amounts payable under this Agreement all such Federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.


           IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


"Company"                        INTERVISUAL BOOKS, INC., a
                             California corporation


                             By:    /s/
                                 -----------------------------------------------
                                 Nathan Norman Sheinman
                                 President and Chief Operating Officer




"Executive"                         /s/
                                 -----------------------------------------------
                                 Waldo H. Hunt


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